Chairman’s Shareholder Update
May 24, 2011

It’s been a little over six months since I last addressed the shareholders at ZBB Energy’s annual shareholder meeting.  I thought it might be helpful to provide a six month update on my view of the execution of the Board’s strategic plan developed last year.  Briefly, that plan includes hiring top notch executives into key positions, helping management obtain resources to develop and grow the business, encourage strategic transactions that will accelerate product development and monetize our IP, support and guide management by applying our experience and insights when needed and, finally, align Board priorities to match our shareholder’s priorities.

Under Eric’s leadership, the Company is building a solid foundation for becoming a creditable commercial business in a relatively short time.  He and his team have (1) executed a key acquisition (Tier Electronics) that provides substantial depth to our power electronics product development, (2) overseen an ambitious battery development program with limited resources,  and (3) executed a strategic partnership (Honam) that advances our technology while monetizing our Intellectual Property.  The team has also begun executing our product diversification strategy into key markets with targeted power electronic products.  For example, we’ve developed and shipped the stand alone power electronics product, the PECC, and have proven its field effectiveness.  We now await UL certification to complete its commercialization as a grid tie converter system.  All this, while continuing to build backlog in both battery and power electronics systems.

Operationally, we still have many challenges ahead of us before we can claim to have a successful commercial business.  But we, on the Board, believe we have a solid plan and have made a good start with its execution.

As part of our plan, we’ve also implemented a strategic approach to fund raising.  In the last six months, we’ve been able to raise significant non-equity funds.  In addition, we’ve raised, from time to time, small amounts of equity at market prices as our team achieves key strategic and operational milestones.

Finally, we’ve successfully aligned Board priorities to dovetail with our investor’s interests.  As a Board, we’ve changed our Board compensation so we receive primarily stock instead of cash.  In addition, beyond our Board compensation, we have all taken significant ownership positions in the Company.  We are confident in our plan, confident in our execution and confident we’ve made a solid investment.

Thank you and I look forward to seeing you at our shareholder meeting in November.

Sincerely,

Paul Koeppe
Chairman of the Board